Exhibit 35.b


                                                                [logo CWCapital]

                          CWCapital LLC as Subservicer
                             Officer's Certificate

RE: Securitization Series CD2007-CD5 - November 1,2007

To Whom It May Concern:

With regard to the loans sub-serviced by CWCapital in the captioned transaction, please be advised of the following:

      i.) A review of the activities of CWCapital during the preceding calendar year (ended 2007) and of its performance, under the Sub-Servicing Agreement dated November 1, 2007 has been made under my supervision.

      ii.) To the best of my knowledge, based on such review, CWCapital has fulfilled all of its obligations under the Sub-Servicing Agreement in all material respects throughout such year.

By: CWCapital LLC

By: /s/ Gardner P. Hall
    -----------------------
    Gardner P. Hall
    Senior Vice President

One Charles River Place   63 Kendrick Street, Needham, MA 02494
781.707.9300 main  781.707.9471 fax   www.cwcapital.com